LivePerson Announces Agreement to Acquire Contact At Once!
Acquisition to add unique digital engagement capability for online marketplaces and expand client base

New York, November 5, 2014 - LivePerson, Inc., (NASDAQ: LPSN), a leading provider of digital engagement solutions, today announced that it has entered into a definitive agreement to acquire Contact At Once!, LLC (“CAO” or “Contact At Once!”), a software company with a cloud-based platform that connects consumers to businesses across a variety of websites through chat, mobile and video.
Contact At Once! is the leading chat provider in the automotive industry with a customer base that includes over 13,000 dealerships, many auto manufacturers and most major car search and advertising sites. The company is also making early inroads into the real estate industry, particularly in the multi-family apartment rentals and homebuilder verticals. CAO’s unique platform enables a consumer to initiate a chat with a merchant from a variety of search, content aggregation, and other multi-listing websites.

Under the merger agreement for the transaction, LivePerson will acquire all of the outstanding equity interests of Contact At Once! for an aggregate purchase price of $65 million, consisting of approximately $43 million of cash and $22 million of common stock. CAO may also receive up to $5 million of contingent consideration subject to achieving certain targeted financial, strategic and integration objectives and milestones.
“We welcome CEO John Hanger and EVP Strategy Marc Hayes, their successful team of 170 employees and the company’s impressive roster of customers,” said LivePerson CEO Robert LoCascio. “CAO’s technology is unique because it enables for the routing and tracking of the chat from multiple websites directly to an individual business through a single user interface. Their technology and vision align strongly to our core strategy of enabling a greater number of consumers to engage businesses in real-time from any digital channel, across any device. With our combined customer bases and platform capabilities, we see a lot of opportunity for growth into new and existing verticals.”
Since its launch nearly ten years ago, Georgia-based CAO has set a strong record for execution, delivering thirty three consecutive quarters of revenue growth. The company is uniquely positioned with patented technology that enables the embedding of two-way communication systems within online advertisements and search results. In one study of auto dealer websites in 2013, Contact At Once! chat was shown to help increase the number of leads generated by nearly 80%. Customers have also reported increases in the number of leads generated from online ad listings after engaging CAO’s platform.
“We are excited about joining forces with LivePerson, a company that consistently demonstrates technology leadership in the arena of proactive consumer engagement, driven by a patented behavioral targeting engine,” said Contact At Once! CEO John Hanger. “Our customers will benefit from LivePerson’s financial strength and commitment to innovation. We also look forward to leveraging the synergies of our combined customer bases and capitalizing on the Company’s international infrastructure to expand overseas.”

Financial Outlook
CAO is expected to contribute $3.0 million of revenue to LivePerson in the fourth quarter of fiscal 2014 stub period and to be accretive to LivePerson’s revenue growth rate in 2015. LivePerson expects CAO to be accretive to earnings on a non-GAAP basis in its first year. LivePerson anticipates approximately $1.5 million of deal costs and amortization of purchased intangibles in the fourth quarter of 2014.

About LivePerson
LivePerson, Inc. (Nasdaq: LPSN) offers a cloud-based platform that enables businesses to proactively connect in real-time with their customers via chat, voice, and content delivery at the right time, through the right channel, including websites, social media, and mobile devices. This "intelligent engagement" is driven by real-time behavioral analytics, producing connections based on a true understanding of business objectives and customer needs. For more information, please visit www.liveperson.com. To view other global press releases about LivePerson, please visit pr.liveperson.com.

About Contact At Once!
Contact At Once! software boosts engagement by making it easy for consumers to connect with businesses and ask questions at the moment their interest in a product is piqued. More engagement translates into more sales, and that’s why 13,000 organizations and some of the most highly trafficked advertising websites rely on the Contact At Once! digital conversations platform to build relationships with online shoppers. For more information, visit www.contactatonce.com.

Safe Harbor Provision
Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements, including but not limited to financial guidance, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter and year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change. Although these expectations may change, we are under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements. For a discussion of the factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained herein, please refer to the reports and documents filed from time to time by us with the Securities and Exchange Commission.

Source: LivePerson, Inc.

Investor Relations contact:
Matthew Kempler, 212-609-4214
mkempler@liveperson.com

Media contact:
Erin Kang, 212-609-4256
ekang@liveperson.com